Exhibit 10.41

November 11, 2019

Paul McClintock

Dear Paul,

This letter is to confirm your new full-time, exempt role of Leader, Sales U.S. West with NuVasive, Inc. (territory to be defined).  Your external/business card title will be Vice President, Sales.  In this role you will report to the Americas Region Leader and we would like for you to begin your new role in this capacity effective January 1, 2020.

The changes to your compensation package will be effective January 1, 2020 and are detailed below.

JOB TITLE, CAREER BAND, & COMPENSATION

Internal Job Title: Leader, Sales U.S. West

Career Band: 11

Target Direct Compensation Package:

New
Annual Salary/Hourly Rate (January 1, 2020)	$398,000
Annual Bonus Target %* (January 1, 2020)	50%

Annual Target Total Cash Opportunity:	$597,000

You will continue to be eligible for the 2019 Corporate Discretionary Bonus Plan through December 31, 2019, which is expected to be paid on or before March 15, 2020.  Any payment of a bonus under the 2019 Corporate Discretionary Bonus Plan is discretionary and shall be subject to and conditioned upon your compliance with the terms thereof, including your continued employment through the date of payment.  Effective January 1, 2020, you will be eligible to participate in the 2020 Global Commercial Leader Incentive Plan.  A copy of the plan will be provided in January 2020 once it has been finalized.

The target annual LTI award for Band 11 in 2020 is $240,000, and the grant is expected to be made in March 2020. The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreement(s).

Additionally, you will be eligible to earn a one-time special retention bonus of $360,000 USD, less applicable taxes and other withholdings, to be paid in accordance with NuVasive’s normal payroll practices on or about January 1, 2020 (“Retention Bonus”).  Payment of the Retention Bonus is subject to and conditioned upon your agreement to the Amended and Restated Proprietary Information, Inventions Assignment, Arbitration and Restrictive Covenant Agreement in form and substance satisfactory to NuVasive.  Further, the Retention Bonus shall be subject to your agreement to the Benefits Repayment Obligation, as outlined below.

The Benefits Repayment Obligation requires you to repay the Retention Bonus to NuVasive, if within 24 months following the date the Retention Bonus is paid to you, you (a) voluntarily terminate your employment for any reason or (b) are terminated for “cause.” In the event of such a termination, you agree repay to NuVasive the full gross amount of the Retention Bonus on the effective date of your termination of employment.

For purposes of the Benefits Repayment Obligation, “cause” means theft, dishonesty or misconduct with respect to your employment or otherwise relating to the business of NuVasive; material neglect of duties; falsification of any employment or NuVasive’s records; improper use or disclosure of NuVasive’s trade secret or confidential information; violation of or failure to comply with NuVasive’s Code of Conduct; conviction or plea of nolo contendere to a felony if such conviction or plea is likely to harm the business or reputation of NuVasive; or other conduct that is likely to have an adverse effect on the name or public image of NuVasive.

Also, as Leader, Sales U.S. West, you will continue to be eligible for NuVasive’s executive benefits package, which currently includes an annual executive physical, executive financial planning and eligibility to participate in a deferred compensation plan.  Further, as a Band 11, you will continue to be eligible for benefits under the NuVasive Executive Severance Plan, in accordance with the terms thereof. In addition, you will also be subject to NuVasive’s stock ownership guidelines, which require that you acquire and maintain ownership of NuVasive stock with a value equal to one times (1x) your base salary, subject to and in accordance with the terms of the guidelines.

The changes to your compensation package herein shall in no way modify or terminate your rights to your bonus under that certain Milestone Bonus Agreement, dated July 27, 2017, which is payable in 2020 (the “Milestone Bonus”) or your rights to your bonus under the 2018 Corporate Discretionary Bonus Plan, for which you elected to defer payment until 2020 (the “2018 Bonus”). In each case, you shall remain eligible to receive such bonus payments in accordance with the terms of the agreements therefor. You shall also remain eligible for the benefits afforded to you under that certain Change in Control Agreement dated as of April 2, 2019, between you and NuVasive, which shall remain in full force and effect in accordance with its terms (the “CIC Agreement”).   Further, to the extent benefits become payable to you under the CIC Agreement, such benefits shall be in addition to any amounts payable to you with respect to the Milestone Bonus and 2018 Bonus. For avoidance of doubt, such bonus payments shall not be treated as a severance plan, policy, contract or arrangement for purposes of the CIC Agreement.

Your employment with NuVasive remains “at-will.”  This means your employment is not for any specified period of time and can be terminated by you or NuVasive at any time for any reason, with or without cause or advance notice.

I look forward to your continued dedication to driving our purpose and priorities as we continue to build the future of NuVasive together. If you have any questions regarding your compensation, please don’t hesitate to reach out to me or your HR representative.

Sincerely,

 /s/ Matt Link

Matt Link

President

Acknowledged and Agreed

/s/ Paul McClintock____________11-14-19

Paul McClintockDate